September 10, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 10, 2013, of MRV Communications, Inc. and are
in agreement with the statements contained in the first, second, and third paragraphs on page one therein.
In addition, we have no basis to agree or disagree with other statements of the registrant contained in the fourth paragraph on page one of the above referenced filing.

/s/ Ernst & Young LLP